Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2008 relating to the consolidated financial statements and financial statement schedule of Hughes Communications, Inc. and subsidiaries, and the effectiveness of Hughes Communications, Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Hughes Communications, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

July 1, 2008